Filed pursuant to 424(b)(3)
Registration #333-130294

SUPPLEMENT NO. 1

DATED APRIL 12, 2006

TO THE PROSPECTUS DATED MARCH 31, 2006

OF CECO ENVIRONMENTAL CORP.

Up to 2,392,334 Common Shares

We are providing this Supplement No. 1 to you in order to supplement our prospectus. This Supplement updates information in the “Selling Stockholders” section of our prospectus. This Supplement No. 1 supplements, modifies or supercedes certain information contained in our prospectus dated March 31, 2006, and must be read in conjunction with our prospectus.

The purpose of this Prospectus Supplement is to amend the “Selling Stockholders” section beginning on page 8 of the Prospectus in order to reflect the transfer of Investor Warrants by Erlbaum Family, L.P., a selling stockholder, to Crestview Capital Master, LLC and the substitution of Crestview Capital Master, LLC as a selling stockholder. Except as amended by the Prospectus Supplement, the “Selling Stockholder” section of the Prospectus is not affected by this Prospectus Supplement.

Our shares of common stock are traded on the Nasdaq SmallCap Market under the symbol CECE. On April 10, 2006, the closing sales price of our shares of common stock on Nasdaq was $9.86 per share.

Consider carefully the risk of factors beginning on page 3 in the Prospectus before investing in our securities.

THIS PROSPECTUS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROSPECTUS EXCEPT TO THE EXTENT THAT THE INFORMATION CONTAINED HEREIN MODIFIES OR SUPERSEDES THE INFORMATION CONTAINED IN THE PROSPECTUS. CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT AND NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE SAME MEANING SPECIFIED IN THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is April 12, 2006.

SUBSTITUTION OF SELLING STOCKHOLDERS

The reference to Erlbaum Family, L.P. in the selling stockholder table in the section of the Prospectus entitled “Selling Stockholders” beginning on page 8 of the Prospectus is deleted. The table below sets forth, with respect to the substituted selling stockholder for Erlbaum Family, L.P., as of the date of this prospectus supplement its name and certain beneficial ownership information. Erlbaum Family, L.P. transferred all of its Investor Warrants for 25,000 shares of Common Stock to Crestview Capital Master LLC.

Percentage beneficial ownership is based on 11,207,780 shares of common stock outstanding as of April 10, 2006. Beneficial ownership is calculated based on SEC requirements. All shares of the common stock subject to options and warrants, including the Warrants, DeZwirek Warrants and Options, and deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options of warrants, but are not deemed to be outstanding for computing the percentage of ownership of any other person.

	Shares Beneficially Owned Before Offering		Number of Shares Being Offered	Shares beneficially Owned After Offering
Selling Stockholders	Number	Percent		Number [1]	Percent
Crestview Capital Master LLC [2]	25,000[2]	0.2%	25,000	0	*
95 Revere Drive
Suite F
Northbrook, IL 60062

*	Less than 1%

[1]	Assumes sale of all shares of common stock offered hereby.

[2]	Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. CCM is also deemed to be the beneficial owner of the 216,667 shares beneficially owned by Crestview Capital Fund L.P. being offered hereunder.

Mr. Flink is an affiliate of a registered broker-dealer, Dillon Capital, Inc. CCM purchased the Warrants to be resold in the ordinary course of business, and at the time of the purchase of such Warrants there were no arrangements with any other persons, whether directly or indirectly, to dispose of the Warrants or the common stock underlying the Warrants.

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